Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement on Form S-3 of our report dated February 24, 2015, relating to the financial statements of Iroquois Gas Transmission System, L.P. as of December 31, 2014 and 2013 and for the three years ended December 31, 2014, appearing in the Current Report on Form 8-K of Dominion Midstream Partners, LP filed September 29, 2015 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Blum, Shapiro & Company, P.C.

West Hartford, Connecticut

November 2, 2015